Exhibit 10.2

SPS COMMERCE, INC.

Deferred Stock Unit Agreement

Under the 2010 Equity Incentive Plan (Director)

This Deferred Stock Unit Agreement (the “Agreement”) is made and entered into as of the grant date indicated below (the “Grant Date”), by and between SPS Commerce, Inc. (the “Company”), and you, the participant whose name appears below.  The Agreement consists of this cover page and the Terms and Conditions on the following pages.

The Company has established the 2010 Equity Incentive Plan (the “Plan”), pursuant to which the Company’s Board of Directors (the “Board”) has authority to grant Awards to Non-Employee Directors.  The Board determined that for fiscal year 20__, Non-Employee Directors would receive annual equity-based awards under the Plan with an aggregate grant date fair value of $________.  Each Non-Employee Director was entitled to elect to receive restricted stock or deferred stock units, or some combination of the foregoing.  You elected to receive some or all of your equity-based award for fiscal 20__ in the form of deferred stock units, which are granted to you pursuant to this Agreement.  To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or, to the extent it does not violate Code section 409A, as it is amended in the future.

In consideration of the foregoing, the Company and you hereby agree as follows:

1.  Grant.  Pursuant to the Plan, the Company hereby grants to you, subject to your acceptance hereof, the number of deferred stock units (the “Units”) indicated below.  Each Unit represents the right to receive one Share of the Company’s common stock upon settlement of the Unit.  The terms and conditions of this deferred stock unit award (this “Award”) are set forth in this Agreement and in the Plan document which is attached.

2.  Vesting.  Except as otherwise provided in the Terms and Conditions, the Units shall vest according to the schedule below.

Name of Participant:
Number of Deferred Stock Units:	Grant Date:
Vesting Schedule: ______________

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award.

PARTICIPANTSPS COMMERCE, INC.

By:

Title:

SPS Commerce, Inc.

2010 Equity Incentive Plan
Deferred Stock Unit Agreement

Terms and Conditions

1.	Vesting and Forfeiture.

(a)

The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, the Award of Units in the amount specified on the cover page to this Agreement.  Subject to Section 1(b), each Unit will vest as to the portion of Units and on the dates specified in the Vesting Schedule on the cover page to this Agreement, so long as your Service to the Company or any Affiliate does not end prior to such dates.

(b)

Vesting of the Units will be accelerated on the date a Change in Control (within the meaning of Section 2(f)(3) of the Plan, including the last sentence thereof) occurs, so long as you have continuously provided Service to the Company or any Affiliate between the Grant Date and the date of such Change in Control.

(c)

Except as otherwise expressly provided in this Agreement or the Plan, if you cease to continue providing Service to the Company or any Affiliate, then this Award shall terminate and all Units subject to this Award that have not yet vested shall be forfeited.

(d)	Each Unit that vests will entitle you to receive one Share.

2.

Nature of Units.  The Units granted pursuant to this Award are bookkeeping entries only and do not provide you with voting or other rights of a shareholder of the Company except as set forth in Section 4.  The Units shall remain forfeitable at all times unless and to the extent the vesting conditions set forth in this Agreement are satisfied.

3.	Settlement of Units.

(a)

Settlement Dates.  The Company shall cause to be issued to you (or your beneficiary or personal representative) one Share in payment and settlement of each vested Unit.  All Shares so issued will be fully paid and nonassessable. The issuance of Shares in settlement of vested Units under this Agreement will be made in whole Shares with any fractional shares paid in cash during whichever of the following periods ends first:

(i)

the month of February following the calendar year of your separation from service, as defined under Code Section 409A, unless you have elected to defer settlement in accordance with Section 3(b) below;

(ii)	within 90 days of the date of your death; and
(iii)	within 30 days of the date of a Change in Control within the meaning of Section 2(f)(3) of the Plan, including the last sentence thereof.
(b)

Settlement Payout Options.  You were given the opportunity to elect to receive Shares upon settlement of the vested Units in a single lump sum or in a series of substantially equal annual payouts of Shares over up to 10 years, beginning during the period established in Section 3(a) and on each anniversary thereafter until paid in full.  Your payout election made pursuant to this Section 3(b) was irrevocable and must have been made by executing and submitting the appropriate election form to the Company’s Corporate Secretary prior to the [Grant Date][start of the calendar year in which this grant was made].

(c)

Death or Change in Control During Settlement Period.  Upon your death or upon a Change in Control (within the meaning of Section 2(f)(3) of the Plan, including the last sentence thereof) prior to or during the installment period set forth in Section 3(b), issuance of any remaining Shares in settlement of your vested Units under this Agreement will be made in a lump sum payment during the period specified in Section 3(a)(ii) in the case of death, or during the period specified in Section 3(a)(iii) in the case of a Change in Control, notwithstanding any election to the contrary.

4.

Dividend Equivalents.  If cash dividends are declared and paid by the Company with respect to its common stock, then the Company will credit to your account, as of each dividend payment date, a number of additional Units (the “Dividend Units”).  The number of Dividend Units so credited as of any dividend payment date will be equal to (i) the total cash dividends you would have received on that dividend payment date if your outstanding Units as of the record date for such dividend payment (including any previously credited Dividend Units) had been actual Shares, divided by (ii) the Fair Market Value of a Share on the dividend payment date (with the quotient rounded down to the nearest whole number).  Once credited to your account, Dividend Units will be considered Units for all purposes of this Agreement.

5.

Transfer of Units.  You may not assign or transfer the Units other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. If no beneficiary designation is on file, or if all named beneficiaries fail to survive you, your beneficiary will be your estate.  Following any such transfer, the Units shall continue to be subject to the same terms and conditions that were applicable to the Units immediately prior to their transfer.

6.

Governing Plan Document. This Agreement and the Units are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and you.

7.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

8.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

9.	Continued Service. Neither this Agreement nor the Award gives you a right to continued Service with the Company, nor interferes in any way with the right of the Company to terminate such Service.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

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